Exhibit 99.1

Transcept Pharmaceuticals Provides Update

on Intermezzo® Regulatory Review

Point Richmond, Calif., Feb 22, 2010 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) announced today an update on its plans to seek U.S. Food and Drug Administration (FDA) approval of Intermezzo® (zolpidem tartrate sublingual tablet) for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. Transcept met with the FDA on January 20, 2010 to discuss the Complete Response Letter (CRL) dated October 28, 2009, and received the official FDA minutes of this meeting on February 19, 2010. Subsequent to the meeting, Transcept submitted a revised proposal for the resubmission of the Intermezzo® New Drug Application (NDA) to the FDA for evaluation and comment.

October 28, 2009 Complete Response Letter

As previously announced, the FDA stated in the CRL that it believes Transcept has submitted substantial evidence of effectiveness for the use of Intermezzo® in the as-needed treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. However, the FDA indicated that the intended use of Intermezzo® in the middle of the night represents a unique insomnia indication and dosing strategy for which safety has not been previously established, and that the Intermezzo® NDA could not be approved in its present form.

The FDA further recognized that the Intermezzo® data submitted by Transcept did not indicate next day residual effects significantly different from placebo. However, the FDA requested additional data demonstrating that Intermezzo®, when taken as directed in the middle of the night, would not present an unacceptable risk of residual effects, with particular reference to next day driving ability.

The FDA expressed two concerns regarding the possibility of patient dosing errors in the middle of the night that could lead to next day residual effects, with particular reference to next day driving ability. Specifically, the FDA asked Transcept to address methods to avoid inadvertent dosing with less than four hours of bedtime remaining and inadvertent re-dosing in a single night.

Redesigned Packaging and Patient Instructions

In the briefing document submitted prior to the January 20, 2010 meeting, Transcept proposed a new Intermezzo® bedside unit-dose package and patient instructions designed to reduce the possibility of patient dosing errors. In the meeting minutes, the FDA indicated that the revised packaging appeared to reduce the potential for inadvertently taking more than one dose in a single night. However, the FDA expressed a remaining concern that the revised packaging may not adequately address the risk of dosing with less than four hours of time remaining in bed, with particular regard to the possibility of impaired driving.

Transcept and the FDA also reviewed the types of data that could support the evaluation of the proposed packaging and instructions, including data from pre-approval assessments of patient understanding of dosing instructions and a potential patient use study of the new Intermezzo® packaging. As requested by the FDA, Transcept has provided information on the challenges and limitations of pre-approval patient use studies, and has submitted a plan to assess and optimize patient understanding of the new packaging and patient instructions.

Intermezzo® Safety Profile Characterization

To further understand the safety of dosing Intermezzo® in the middle of the night, Transcept has proposed to the FDA to conduct a pre-approval highway driving study to assess the effect of Intermezzo® on driving ability beginning at approximately three hours and four hours post-dosing. Transcept has also submitted additional supportive analyses of data from a previously conducted Intermezzo® pharmacokinetic and pharmacodynamic study at time points up to four hours post-dosing. Results from this study were published in a 2008 article titled “Daytime pharmacodynamic and pharmacokinetic evaluation of low-dose sublingual transmucosal zolpidem hemitartrate” in the journal Human Psychopharmacology, an abstract of which is publicly available at www.interscience.wiley.com.

FDA Review of Transcept Post-Meeting Proposals

In the meeting on January 20, 2010, the FDA agreed to review the revised proposal for the Intermezzo® NDA resubmission and consider its adequacy to support the potential approval of Intermezzo®. The FDA has not set a date for the completion of its review of this proposal or the timing of its response to Transcept. Transcept plans to provide an update on the Intermezzo® development program, as appropriate, after it receives the results of the FDA’s review of the revised proposal.

Glenn A. Oclassen, President and Chief Executive Officer of Transcept, commented, “We are encouraged by the progress made in our recent interactions with the FDA, and appreciate the FDA’s willingness to engage in a collaborative dialogue in order to help define the steps necessary for us to resubmit the Intermezzo® NDA.”

About Transcept Pharmaceuticals

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet), for which a New Drug Application (NDA) was submitted to the U.S. Food and Drug Administration (FDA) in September 2008 seeking approval as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. In October 2009, Transcept received a Complete Response Letter from the FDA on the Intermezzo® NDA and is working to respond to issues raised in the letter. Transcept and Purdue Pharmaceutical Products, L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. For further information, please visit the company’s website at: www.transcept.com.

Forward Looking Statements

This press release contains forward looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). Transcept disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the sufficiency of Transcept proposals to the FDA, data submitted and data that may be generated and submitted in support of the NDA for Intermezzo® to receive FDA approval of Intermezzo® for its intended indication, including whether or not additional clinical or non-clinical studies will be required to obtain FDA approval; the existence, timing and potential outcome of regulatory decisions by, and feedback from, the FDA; and the potential for Intermezzo® to be approved by the FDA for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, whether additional data exists or can be generated from existing or new clinical studies to demonstrate sufficiently to the FDA that Intermezzo® would not present an unacceptable risk of residual effects, including residual effects that impair next day driving ability; whether Transcept can sufficiently demonstrate to the FDA that it can reduce dosing errors in the middle of the night or that dosing errors will not lead to unacceptable next day residual effects; FDA decisions on the sufficiency of other data submitted in support of the Intermezzo® NDA to receive approval for its intended indication and any further delays in, and the final form of, any FDA approval of Intermezzo®; and other difficulties or delays in, clinical development, market acceptance and commercialization of Intermezzo®. These and other risks are described in greater detail in the “Risk Factors” section of our most recent quarterly report on Form 10-Q filed with the United States Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com